UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM 8-K
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CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 22, 2012

KBS LEGACY PARTNERS APARTMENT REIT, INC.
(Exact Name of Registrant as Specified in Its Charter)
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Maryland	000-54673	27-0668930
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	I.R.S. Employer Identification No.

620 Newport Center Drive, Suite 1300
Newport Beach, California 92660
(Address of principal executive offices)

Registrant's telephone number, including area code: (949) 417-6500

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT
Wesley Village
On October 22, 2012, the Company, through indirect wholly owned subsidiaries (the “Buyer”), entered into a purchase and sale agreement to purchase an apartment complex, containing 301 apartment units located on approximately 14.8 acres of land in Charlotte, North Carolina (“Wesley Village”).  On October 12, 2012, the Company's sub-advisor, entered into a purchase and sale agreement with Wesley Village Development, LP (the "Seller") to purchase Wesley Village. The Seller is not affiliated with the Company or its advisors. On October 22, 2012, the Company's sub-advisor assigned this agreement to the Buyer for $0.3 million, which is the amount of the first deposit under the purchase and sale agreement. Subsequent to the assignment, the Company made an additional deposit of $1.0 million. Pursuant to the purchase and sale agreement, the Company would be obligated to purchase Wesley Village only after satisfaction of agreed upon closing conditions.
Wesley Village is located in Charlotte, North Carolina adjacent to the Central Business District (CBD) and consists of 301 apartment units, encompassing 308,377 rentable square feet. Wesley Village was constructed in 2009 and is currently 92% occupied. The purchase price of Wesley Village is approximately $45.8 million plus closing costs. The Company intends to fund the purchase of Wesley Village with proceeds from a mortgage loan from an unaffiliated lender and proceeds from its ongoing initial public offering.
There can be no assurance that the Company will complete the acquisition. In some circumstances, if the Company fails to complete the acquisition without legal excuse, it may forfeit up to $1.3 million of earnest money.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KBS LEGACY PARTNERS APARTMENT REIT, INC.

Dated: October 22, 2012	BY:	/s/ DAVID E. SNYDER
David E. Snyder
Chief Financial Officer, Treasurer and Secretary